BlackBerry Announces Redemption of Existing Convertible Debentures and
Provides Update on Issuance of New Convertible Debentures

WATERLOO, CANADA – August 28, 2020 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced the amendment of the indenture governing its outstanding 3.75% unsecured convertible debentures (TSX: BB.DB.V) (the “3.75% Debentures”) to permit the optional redemption of the 3.75% Debentures prior to November 13, 2020. Additionally, a notice of redemption has been issued to holders of the 3.75% Debentures pursuant to which BlackBerry will redeem the entire outstanding principal amount of the 3.75% Debentures on September 1, 2020 (the “Redemption Date”). The outstanding principal amount of the 3.75% Debentures is US$605 million.
The 3.75% Debentures will be redeemed on the Redemption Date at a redemption price of 101.6854508% of the outstanding principal amount of the 3.75% Debentures. The redemption price includes all of BlackBerry’s obligations in respect of principal and interest, and no additional amounts will be payable under the 3.75% Debentures. Given that the redemption of the 3.75% Debentures approximately two months prior to their scheduled maturity will not impact the economic returns to holders, the company does not consider the indenture amendment providing for the redemption to represent a material amendment to the 3.75% Debentures.
BlackBerry also provided an update on its proposed private placement of 1.75% unsecured convertible debentures (the “1.75% Debentures”) with Fairfax Financial Holdings Limited (“Fairfax”) and another institutional investor. As discussed further below, BlackBerry and Fairfax have agreed that Fairfax will subscribe for US$330 million of 1.75% Debentures, reducing the aggregate subscription price in the private placement from US$535 million, as previously announced on July 22, 2020, to US$365 million. The proposed maturity date, conversion price and other terms of the 1.75% Debentures, including the “blocker” provision agreed in the original negotiations, remain as previously described the company’s press releases on July 22 and August 21, 2020. The previously disclosed “standstill” provision agreed with Fairfax also remains applicable. Based on the number of common shares of the company (“Common Shares”) currently outstanding, if all US$365 million of the 1.75% Debentures were converted, the Common Shares issued upon conversion would represent approximately 9.86% of the Common Shares outstanding after giving effect to the conversion.
BlackBerry currently has 556,413,305 Common Shares issued and outstanding.  The Company understands that Fairfax and certain of its wholly-owned or controlled subsidiaries, including Hamblin Watsa Investment Counsel Ltd. (collectively, the “Fairfax Group”), beneficially own or exercise control or direction over approximately 46,724,700 Common Shares representing approximately 8.4% of the issued and outstanding Common Shares on a non-diluted basis, or 96,724,700 Common Shares representing approximately 16.0% of the issued and outstanding Common Shares assuming conversion of all 3.75% Debentures that the Fairfax Group beneficially owns, controls or directs.  After giving effect to the acquisition of US$330 million of 1.75% Debentures, the Fairfax Group will beneficially own, or exercise control or direction over the same number of Common Shares on a non-diluted basis, or 101,724,700 Common Shares, or 16.6% of 611,351,418 Common Shares issued and outstanding on a partially diluted basis.
When BlackBerry initially announced the proposed private placement of 1.75% Debentures on July 22, the company understood that the Toronto Stock Exchange (the “TSX”) did not consider the transaction to be subject to the “insider participation limit” under TSX rules, as Fairfax is not an insider of the company; therefore, the transaction would be exempt from shareholder approval requirements under

TSX rules. However, on August 27, 2020, the TSX advised BlackBerry that this limit would be applied in view of the relationship between Mr. V. Prem Watsa, a director of the Company, and Fairfax, reversing the prior conditional approval of the original transaction by the TSX.
As a result of the unexpected and disappointing reversal of the conditional approval, and given the company’s current liquidity position, BlackBerry and Fairfax agreed to reduce the participation of Fairfax in the private placement and, as so revised, the transaction is exempt from shareholder approval requirements under TSX rules. The Common Shares issuable to Fairfax on conversion of its 1.75% Debentures from the revised transaction would represent less than 10% of the company’s current issued and outstanding Common Shares. The revised transaction is also exempt from shareholder approval requirements under the rules of the New York Stock Exchange.
In light of Fairfax’s interest in the 3.75% Debentures and its proposed subscription for US$330 million of 1.75% Debentures, the revised transaction is a “related party transaction” that will be exempt from the minority approval and valuation requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators, under sections 5.5(a) and 5.7(a) thereof, as the fair market value of Fairfax’s participation in the transaction is less than 25% of BlackBerry’s market capitalization as at June 30, 2020. The 20-day average closing price of the Common Shares on the TSX on June 30, 2020 was C$6.99, or US$5.13 based on the June 30 daily Bank of Canada exchange rate, and the Company had approximately 555,836,378 Common Shares issued and outstanding on that date.  Accordingly, the Company’s market capitalization was approximately US$2.85 billion at that date, and 25% of this amount is approximately US$712 million.
The company believes that the revised terms of the transaction continue to align with the company’s objectives of reducing its overall indebtedness and significantly reducing its interest expense while also providing an acceptable level of liquidity beyond the near term to support the company in executing on its business strategy.  The company also believes that the revised transaction manages potential future dilution in a manner that does not introduce Fairfax as a control person, while also avoiding unfavourable stock price impacts and trading activity that might be expected to result from a widely-marketed offering of convertible debentures.  As outlined in the company’s previous press releases, the proposed transaction is the culmination of a lengthy process during which BlackBerry’s board and management considered a range of options to refinance all or a part of the 3.75% Debentures, having regard to potential uses of the company’s available cash resources and its liquidity needs going forward.  The decision to proceed with the original transaction in July 2020 followed a series of board meetings, with the benefit of independent financial and legal advice.  At that time, the company’s board determined that the proposed transaction was in the best interests of the company and its shareholders, and that it offered financing certainty in unsettled market conditions, with financial terms that would be consistent with, or superior from the perspective of the company to, the terms expected to be available in a marketed offering to refinance the 3.75% Debentures.  This determination was affirmed by the members of the independent audit and risk management committee of the company’s board.  The independent members of the Company’s board and the audit and risk management committee have given further consideration to those matters, including market commentary, as part of their consideration of the revised transaction terms and have confirmed their earlier conclusions, unanimously approving these terms.
Mr. V. Prem Watsa recused himself from discussions relating to the original and revised transactions at the BlackBerry board and did not vote on their approval.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints and over 175M cars on the road today. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security management, encryption, and embedded systems.  BlackBerry’s vision is clear - to secure a connected future you can trust.
BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.
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